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                                                                   EXHIBIT 10.10

                              Pharmion Corporation
                                2525 28th Street
                             Boulder, Colorado 80301

April 2, 2003

Celgene Corporation
7 Powder Horn Drive
Warren, New Jersey 07059
Attention: John W. Jackson

Gentlemen:

On March 3, 2003, Pharmion GmbH ("Pharmion"), Pharmion Corporation ("Guarantor") and Celgene Corporation ("Celgene") entered into Amendment No.1 (the "Amendment") to the License Agreement among such parties dated November 16, 2001 (as amended, the "License Agreement"). Capitalized terms that are not defined herein shall have the meaning ascribed thereto in the License Agreement.

Celgene, Pharmion and Guarantor mutually acknowledge and agree that the further clinical development of Thalomid, including registration studies for, among other indications, newly diagnosed multiple myeloma, is in the interest of the parties, and that it is also in the interest of the parties that such studies should include centers in the Territory. In order to insure that such studies are consistent across centers in the United States and the Territory, and are designed to enroll patients as rapidly as possible, Pharmion, Guarantor and Celgene hereby agree as follows:

(1) Promptly following the execution of this letter agreement, Celgene and Pharmion shall establish a Thalomid Clinical Development Committee ("TCDC") consisting of an equal number of representatives from both parties, which will meet (in person, telephonically or via videoconference) quarterly and, as may be agreed upon by Celgene and Pharmion from time to time, at other times, to review the design, development, enrollment and progress of Thalomid clinical trials in the Territory (the "Trials"). Through TCDC, Celgene and Pharmion each shall
         (a) afford the other the opportunity to confer concerning the initiation and conduct of Trials, including matters relating to the oversight of the clinical sites involved in Trials, (b) keep apprised on a regular basis concerning the progress of Trials, and (c) consider in good faith the views of the other with respect to Trials, including the views concerning possible adjustments of any Trials that may be appropriate to address the requirements of regulatory authorities in connection with obtaining Regulatory Approval of Thalomid. If requested by either Celgene or Pharmion, any material matter as to which the parties' representatives on the TCDC have opposing views shall be referred to the chief executive officer of Pharmion and the chief operating officer of Celgene for consideration by them. Notwithstanding anything to the contrary in this letter agreement, the party initiating a Trial shall have sole authority with respect to, and control of, such Trial.

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Celgene Corporation
April 2, 2003
Page 2

(2) During the period commencing on the date of this letter agreement and ending December 31, 2005, Pharmion shall provide Celgene an aggregate of $8 million (the "Funding") for the expenses and internal costs incurred and/or to be incurred by Celgene for the conduct of Trials. The Funding shall be provided as follows: (a) in 2003 in three installments of $1 million each, payable upon execution of this letter agreement, September 30, 2003 and December 31, 2003; (b) in 2004 in four installments of $750,000 each, payable on the last day of each calendar quarter in 2004; and (c) in 2005 in four installments of $500,000 each, payable on the last day of each calendar quarter in 2005. Celgene shall, within 45 days after the end of each calendar quarter in the period from the date of this letter to December 31, 2006, provide Pharmion copies of invoices and other documentation available to Celgene reflecting up to $8 million of expenses and internal costs incurred by Celgene with respect to clinical trials of Thalomid.

(3) To the extent there is any conflict between the terms of this letter agreement and the License Agreement, this Agreement shall control.

(4) This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

Please indicate your acceptance of, and agreement with, the foregoing by signing the enclosed copy of this letter and returning it to us.

Very truly yours,

Pharmion Corporation
Pharmion GmbH

By:  /s/ Patrick J. Mahaffy
     ---------------------------------
     Patrick J. Mahaffy
     President and CEO

ACCEPTED AND AGREED:

Celgene Corporation

By:  /s/ John W. Jackson
     ------------------------------------
     John W. Jackson
     Chairman and Chief Executive Officer